                                                                                                       EXHIBIT 99.1

   Media Contact: Roy Wiley     630-753-2627
Investor Contact: Ramona Long   630-753-2406
        Web site: www.nav-international.com

                                 NAVISTAR SAYS CAW MEMBERS APPROVE NEW LABOR PACT
                                    FOR CHATHAM-KENT HEAVY TRUCK ASSEMBLY PLANT

              New Contract Boosts Productivity, Provides 48-Hour Week Including Scheduled Overtime;
                      Lost Production, Engine Shortage Will  Contribute to Anticipated 3rd Quarter Loss

         WARRENVILLE, Ill. -- (July 15, 2002) -- International Truck and Engine Corporation announced today that members of Local 127 of the Canadian Auto Workers (CAW) have ratified a new two-year labor contract and that full production at the company's Chatham-Kent heavy truck assembly plant will resume on July 22.

         The new contract covers approximately 1,720 CAW-represented production and maintenance employees, including approximately 645 active workers and 1,080 employees on layoff who are not likely to be recalled in the near term. International Truck and Engine is the operating company of Navistar International Corporation
(NYSE:NAV).

         Negotiations towards a new labor agreement began on April 26 and the CAW initiated a strike action when the old contract expired at 12:01 a.m. on June 1. Most recent negotiations began on July 13 and continued into the morning of July 14 when tentative agreement on a new contract was reached.

         This new contract positions the company to be market responsive over the business cycle with a more variable cost structure. While the new contract does not achieve all necessary cost savings sought by the company to make the assembly plant fully competitive, it increases productivity and provides for flexible work schedules.
Under the contract, work weeks can be scheduled for up to 48 hours over six days, including scheduled overtime.

         Prior to the strike, production at Chatham had been averaging 39 trucks per day on one shift. The same number of employees will produce 46 trucks per day when they return to work. Under the new contract, the plant will be able to produce up to 57 trucks per day including overtime.

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                                                                                              EXHIBIT 99.1 CONTINUED

Page Two/New Contract

         The contract has a cost structure approximately equivalent to the previous contract.  The basic hourly wage rates and vacation time remain unchanged. There is a one-time increase in pension benefits that will be offset by the overtime productivity gains included in the contract. A portion of the increase in build rate from
39 trucks per day to 46 trucks per day will be a net gain.

         On April 5, a "consideration to close" letter was issued to the CAW. That letter, required under the contract that expired June 1, said that cost reductions totaling $28 million were needed to make the plant competitive and that the company had been able to identify $14 million. Although the goal of a $28 million cost decrease has not been achieved, the company and the CAW have committed to work together to identify the additional $14 million in cost savings that is required in addition to those actions that management has identified and is implementing.

         "This new contract gives greater productivity and allows the company the opportunity to benefit from the increased demand developing in the heavy sector of the market," said Steve Keate, president of the International truck group. "We have the flexibility to make the right business decisions for the heavy business as it relates to Chatham. If we can't get there, we have the flexibility to close the plant after June 1, 2003."

         Concurrent with the June 1 strike, production of heavy trucks was shifted to the company's plant in
Escobedo, Mexico where production was in the process of being ramped up to 58 trucks per day on two shifts and will maintain a schedule at approximately 300 trucks per week for the next several months to continue to fulfill customer commitments.

         Keate also said that this manufacturing plan will allow International to build trucks in line with materials allocated from suppliers. To date, Caterpillar, one of International's two engine suppliers, has identified a shortfall of 1,200 October 2002 pre-emissions engines for fiscal 2002. Consequently, Keate said, heavy truck production will be approximately 1,000 trucks lower in the third quarter ending July 31 and 200 trucks lower in the fourth quarter ending October 31 than previously estimated. As the loss of heavy units, a previously announced product recall, the Brazilian exchange rate and the cost of the CAW strike, the company expects a loss for the third quarter ending July 31 of ($0.25) to ($0.30) per share.

         In addition to heavy trucks, International Truck and Engine is a leading producer of mid-range diesel engines, medium trucks, severe service vehicles, and a provider of parts and service sold under the
International® brand. IC Corporation, a wholly owned subsidiary, produces school buses.  The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets.

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